Exhibit 99.1

Aeries Technology, Inc. Announces Update on Share Consolidation Proposal

NEW YORK — March 4, 2026 — Aeries Technology, Inc. (NASDAQ: AERT) (“Aeries” or the “Company”), a global leader in AI-powered business transformation and Global Capability Center (GCC) services, today announced that at the 2026 Annual General Meeting (the “Annual Meeting”) held on March 3, 2026, the Company’s shareholders approved the share consolidation resolutions as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on February 6, 2026.

Although the Company’s shareholders have approved the share consolidation resolutions, the Company does not intend to implement a share consolidation in the near term. The Board of Directors (the “Board”) retains the authority to effect a consolidation of the Company’s authorized and issued Class A ordinary shares, at a ratio of up to one-for-ten (1:10), with the exact ratio to be set at a whole number within this range, as determined by the Board in its sole discretion, and to implement it at such date and time as determined by the Board, provided such implementation occurs prior to the Company’s next annual general meeting, if at all, as determined by the Board in its sole discretion.

The Company remains focused on strengthening operational performance, including making repurchases of its Class A ordinary shares utilizing the $5.0 million share repurchase program authorized by the Board on March 2, 2026, from time to time, in such amounts and at such prices as management deems appropriate.

About Aeries Technology, Inc.

Aeries Technology, Inc. (NASDAQ: AERT) is a global leader in AI-powered business transformation and Global Capability Center (GCC) services. The Company partners with private equity firms and enterprise clients to establish and scale dedicated global capability centers that drive operational efficiency, innovation, and long-term value creation.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s implementation of a share consolidation, utilization of its share repurchase program and future plans. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially. Further information on risks, uncertainties and other factors that could cause actual results to differ materially are included in the Company’s periodic and current reports filed with the U.S. Securities and Exchange Commission. The Company disclaims any intention to, and undertakes no obligation to, update or revise these forward-looking statements except as required by law.

Investor Relations Contact:
Aeries Technology, Inc.
Investor Relations
ir@aeriestechnology.com